Exhibit 99.1

Media Contact:

Marne Oberg

Analysts International Corporation

952.838.2867

moberg@analysts.com

Analysts International Corporation Announces Results of
Annual Shareholder Meeting

MINNEAPOLIS — May 21, 2013 — Analysts International Corporation (AIC) (Nasdaq: ANLY), an information technology services company, announced the outcome of its 2013 shareholder meeting held earlier today.

The Company’s shareholders elected the following persons to serve as members of the Board of Directors for one-year terms:  Brigid A. Bonner, Krzysztof K. Burhardt, Joseph T. Dunsmore, Galen G. Johnson, Brittany B. McKinney, Douglas C. Neve and Robert E. Woods.

AIC shareholders also ratified the appointment of Deloitte & Touche LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 28, 2013.

The shareholders voted in favor of holding a non-binding advisory vote on executive compensation (a “say-on-pay” vote) and also approved, on an advisory basis, that the Company conduct the “say-on-pay” vote once every year.

About Analysts International Corporation

Analysts International Corporation (AIC) is an IT services firm fully dedicated to the success and satisfaction of its clients. From IT staffing to project-based solutions, AIC provides a broad range of services designed to help businesses and government agencies drive value, control costs and deliver on the promise of a more efficient and productive enterprise. The Company offers a flexible, collaborative approach; clear industry perspective; and the breadth, scale and experience to deliver results. For more information, visit www.analysts.com.

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